Exhibit 99.1

NEWS MEDIA CONTACT:
Sears Holdings Public Relations
(847) 286-8371

                         FOR IMMEDIATE RELEASE:
August 22, 2013

SEARS HOLDINGS REPORTS SECOND QUARTER 2013 RESULTS

HOFFMAN ESTATES, Ill. - Sears Holdings Corporation (“Holdings,” “we,” “us,” “our” or the “Company”) (NASDAQ: SHLD) today reported its second quarter 2013 results. As a supplement to this earnings release, please see our presentation at our website http://searsholdings.com/invest.
In summary, we reported:

•	Net loss attributable to Holdings' shareholders of $194 million, or $1.83 loss per diluted share, compared to $132 million, or $1.25 loss per diluted share, in the prior year quarter;

•	Adjusted EBITDA of $(55) million for the second quarter of 2013 compared to $116 million in the prior year quarter;

•	Adjusted loss per diluted share for the quarter of $1.46 and $1.06 in 2013 and 2012, respectively;

•
Second quarter 2013 included gains on the sale of assets of $58 million, after tax and noncontrolling interest, from the sale of certain U.S. and Canadian stores and leasehold interests. These transactions generated approximately $277 million of cash proceeds;

•	In the second quarter of 2013, Kmart comparable store sales declined 2.1%, Sears Domestic declined 0.8% and Sears Canada declined 2.5%;

•	Our online business on sears.com and kmart.com grew 20% over the prior year second quarter;

•
Our Shop Your WayTM membership program is continuing to gain traction with our members as members continue to engage in all aspects of our program, including points and other program benefits. Shop Your Way members generated over 65% of our revenues at Sears Domestic and Kmart during the quarter, as compared to over 55% in the prior year quarter;

•	Gross margin rate decreased 210 basis points for the second quarter of 2013 compared to the prior year second quarter; and

•
Domestic inventory declined $968 million from the prior year second quarter. Excluding the inventory related to Sears Hometown and Outlet Stores, Inc. (“SHO”), Domestic inventory declined approximately $564 million.

“We made meaningful progress this quarter in our transformation to a member-centric company. Shop Your Way members represented over 65% of our sales and they redeemed rewards points at a significantly higher rate than last year. While the increase in Shop Your Way promotional activity and member redemptions resulted in a meaningful increase in our costs, it demonstrates that our members are deepening their engagement with our program which will allow us to further accelerate our transformation,” commented Eddie Lampert, Sears Holdings' Chairman and Chief Executive Officer. “At the same time, we recognize how important it is to improve the profitability of our company and I am disappointed that we did not deliver a better result.”

Second Quarter Revenues and Comparable Store Sales
Revenues decreased $596 million to $8.9 billion for the quarter ended August 3, 2013, as compared to revenues of $9.5 billion for the quarter ended July 28, 2012. The decrease in revenue was primarily due to the effect of having fewer Kmart and Sears Full-line stores in operation, which accounted for approximately $210 million of the decline. Revenues were also impacted by approximately $195 million attributable to the separation of SHO, which occurred in the third quarter of 2012. We recorded revenues from SHO of approximately $450 million, primarily related to merchandise sold to SHO for resale, in the second quarter of 2013. The prior year quarter included revenues of approximately $645 million related to SHO merchandise sales to its customers. In addition, our revenues were impacted by lower domestic comparable store sales, which accounted for approximately $100 million of the decline. Second quarter revenues also included a decrease of $13 million due to foreign currency exchange rates.
For the quarter, domestic comparable store sales declined 1.5%, comprised of decreases of 2.1% at Kmart and 0.8% at Sears Domestic. The decline at Kmart reflects decreases in our transactional categories, such as grocery & household, pharmacy and drugstore. It also includes declines in consumer electronics and toys. These decreases were partially offset by increases in the footwear and lawn & garden categories.
Sears Domestic comparable store sales declined 0.8% due to a decrease in the home appliance category, which was partially offset by increases in the lawn & garden, apparel and home categories. The Sears Domestic apparel category has now achieved comparable store sales increases for eight consecutive quarters.
Operating Performance
For the quarter, our gross margin decreased $345 million to $2.2 billion in 2013 due to the above noted decline in sales as well as a decline in gross margin rate. Gross margin included expenses of $7 million in the second quarter of 2013 related to store closings while the second quarter of 2012 included gross margin of $160 million from SHO. Excluding these items, gross margin decreased $178 million.
The gross margin rate for both Kmart and Sears Domestic was impacted by transactions that offer both traditional promotional marketing discounts and Shop Your Way points. As compared to the prior year, Kmart's gross margin rate for the second quarter declined 100 basis points, as decreases in the footwear, seasonal and toys categories were only partially offset by an improvement in the apparel category. Sears Domestic's gross margin rate declined 280 basis points for the quarter primarily due to selling merchandise to SHO at cost pursuant to the terms of the separation, which accounted for approximately 170 basis points of the decline. Sears Domestic also experienced decreases in the home appliances and automotive categories, which were only partially offset by an improvement in the apparel category. Sears Canada's gross margin rate declined 240 basis points for the second quarter due to an increase in inventory reserve requirements.
Selling and administrative expenses decreased $146 million in the second quarter of 2013 compared to the prior year quarter and included expenses related to domestic pension plans, store closings and severance of $43 million and $59 million for 2013 and 2012, respectively. The second quarter of 2012 also included selling and administrative expenses of $124 million related to SHO. Excluding these items, selling and administrative expenses declined $6 million due to favorable legal settlements during the second quarter of 2013, which were partially offset by increases in a number of other expense categories.
We reported an operating loss of $51 million and $103 million for the second quarter of 2013 and 2012, respectively. Operating loss for the second quarter of 2013 included expenses related to domestic pension plans, store closings, and severance, as well as gains on the sales of assets which aggregated to operating income of $184 million. Operating loss for the second quarter of 2012 included expenses related to domestic pension plans, store closings and severance, as well as operating income from SHO, which aggregated to operating income of $32 million. Excluding these items, we would have reported an operating loss of $235 million and $71 million in the second quarter of 2013 and 2012, respectively. See the attached schedule, “Adjusted Earnings per Share,” for a reconciliation from GAAP to as adjusted amounts, including adjusted earnings per diluted share.
Our effective tax rate for the second quarter of 2013 was an expense of 30.9% compared with a benefit of 15.8% in 2012. Our tax rate in 2013 continues to reflect the effect of not recognizing the benefit of current period losses in certain domestic jurisdictions where it is not more likely than not that such benefits would be realized. In addition, the second quarter of 2013 benefited from favorable audit settlements and the lower tax on the Sears Canada gain on sales of assets.
Our fiscal 2013 second quarter was comprised of the 13-week period ended August 3, 2013, while our fiscal 2012 second quarter was comprised of the 13-week period ended July 28, 2012. This one week shift in sales had no impact on the domestic comparable store sales results reported herein due to the fact that for purposes of reporting domestic comparable store sales for the second quarter, weeks 14 through 26 for fiscal 2013 have been compared to weeks 15 through 27 of fiscal year 2012, thereby eliminating the impact of the one week shift. In addition, domestic comparable store sales amounts for the second quarter include online sales from sears.com and kmart.com shipped directly to customers, which resulted in a benefit of approximately 75 basis points, and have been adjusted for the change in the unshipped sales reserves recorded at the end of each reporting period, which resulted in a negative impact of approximately 60 basis points.
Financial Position
“At the end of the second quarter, our financial flexibility remains strong with cash of approximately $700 million, availability under our credit facilities of approximately $1.6 billion and inventory, net of payables, of approximately $4.8 billion. During the first half, we generated approximately $290 million of proceeds from real estate transactions,” said Rob Schriesheim, Holdings' Chief Financial Officer. “While we believe that we continue to have potential options relating to our protection agreement business, we have not decided what actions, if any, to take with regard to this business. Regardless of the outcome of this process, we have made significant progress toward our goal to raise at least $500 million of additional liquidity in 2013. With regard to the objectives we outlined in our February earnings release, we remain on track to reduce 2013 peak domestic inventory by $500 million from the 2012 level of $8.6 billion at the end of the third quarter as a result of stores already or expected to be closed, initiatives underway to reduce slow-moving inventory and modest productivity improvement. This action is expected to generate $300 million of cash after consideration of related payables. We also expect to further reduce our fixed cost base by another $200 million, much of which will occur in the second half.”
We had cash balances of $681 million at August 3, 2013 ($383 million domestic and $298 million at Sears Canada) as compared to $618 million ($380 million domestic and $238 million at Sears Canada) at February 2, 2013. The increase in cash during the first half of 2013 was primarily due to proceeds received from the sales of properties which were partially offset by higher working capital needs.
Merchandise inventories at August 3, 2013 were $7.7 billion, as compared to $8.7 billion at July 28, 2012. Domestic inventory decreased $968 million to $6.9 billion at August 3, 2013. Excluding the inventory related to SHO, domestic inventory decreased approximately $564 million from the prior year's second quarter driven by both improved productivity and store closures. Sears Domestic inventory decreased in virtually all categories, with the most notable decreases in the consumer electronics and tools categories, as well as in apparel, sporting goods and jewelry. Kmart inventory also decreased in virtually all categories with the most notable decreases in the consumer electronics, grocery & household and drugstore categories.
Total debt (consisting of short-term borrowings, long-term debt and capital lease obligations) was $3.7 billion at August 3, 2013, compared to $3.1 billion at February 2, 2013. The increase in borrowings funded our quarterly operations, including the loss for the period, seasonal inventory build, pension contributions and capital expenditures. Availability under our credit facilities was $1.6 billion ($1.1 billion domestic and $0.5 billion at Sears Canada, prior to taking into consideration possible reserves) at August 3, 2013.

Adjusted EBITDA
In addition to our net income (loss) determined in accordance with GAAP, for purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") measurement. Adjusted EBITDA is computed as net income (loss) attributable to Sears Holdings Corporation appearing on the statements of operations excluding income (loss) attributable to noncontrolling interests, income tax (expense) benefit, interest expense, interest and investment income, other income (loss), depreciation and amortization and gain on sales of assets. In addition, it is adjusted to exclude certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our businesses, as well as executive compensation metrics, for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of ongoing operating performance and useful to the investors because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs;

•	Management considers gains/(losses) on the sale of assets to result from investing decisions rather than ongoing operations; and

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results, including the results of SHO that were included in our results of operations prior to the separation. Adjustments to EBITDA include impairment charges related to fixed assets and intangible assets, closed store and severance charges, domestic pension expense and the SHO separation. We have adjusted our results for these items to make our statements more comparable and therefore more useful to investors as the items are not representative of our ongoing operations and reflect past investment decisions.

Adjusted EBITDA was determined as follows:

	13 Weeks Ended		26 Weeks Ended
millions	August 3, 2013	July 28, 2012	August 3, 2013	July 28, 2012
Net income (loss) attributable to SHC per statement of operations	$(194)	$(132)	$(473)	$57
Income (loss) attributable to noncontrolling interests	67	(1)	54	4
Income tax expense (benefit)	30	(25)	21	42
Interest expense	59	65	120	131
Interest and investment income	(14)	(9)	(21)	(21)
Other (income) loss	1	(1)	1	(1)
Operating income (loss)	(51)	(103)	(298)	212
Depreciation and amortization	187	212	378	414
Gain on sales of assets	(241)	(15)	(255)	(410)
Before excluded items	(105)	94	(175)	216

Closed store reserve and severance	10	18	23	52
Domestic pension expense	40	41	81	82
Impairment charges	—	—	8	—
Adjusted EBITDA	$(55)	$153	$(63)	$350

SHO separation	—	(37)	—	(74)
Adjusted EBITDA as defined	$(55)	$116	$(63)	$276
% to revenues	(0.6)%	1.3%	(0.4)%	1.6%

Adjusted EBITDA for our segments was as follows:

	13 Weeks Ended
	Adjusted EBITDA		% To Revenues
millions	August 3, 2013	July 28, 2012	August 3, 2013	July 28, 2012
Kmart	$(30)	$33	(0.9)%	1.0%
Sears Domestic	(20)	74	(0.4)%	1.7%
Sears Canada	(5)	9	(0.5)%	0.9%
Total Adjusted EBITDA	$(55)	$116	(0.6)%	1.3%

	26 Weeks Ended
	Adjusted EBITDA		% To Revenues
millions	August 3, 2013	July 28, 2012	August 3, 2013	July 28, 2012
Kmart	$(30)	$134	(0.5)%	2.0%
Sears Domestic	(17)	145	(0.2)%	1.7%
Sears Canada	(16)	(3)	(0.9)%	(0.2)%
Total Adjusted EBITDA	$(63)	$276	(0.4)%	1.6%

We also believe that our use of Adjusted EPS provides an appropriate measure for investors to use in assessing our performance across periods, given that this measure provides an adjustment for certain significant items which may vary significantly from period to period, improving the comparability of year-to-year results and is therefore representative of our ongoing performance. Therefore, we have adjusted our results for them to make our statements more useful and comparable. However, we do not, and do not recommend that you, solely use Adjusted EPS to assess our financial and earnings performance. We also use, and recommend that you use, diluted earnings per share in addition to Adjusted EPS in assessing our earnings performance.
In addition to the significant items included in the Adjusted EBITDA calculation, Adjusted EPS includes the following other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results.
Forward-Looking Statements
Results are preliminary and unaudited. This press release contains forward-looking statements about our expectations for the second quarter of fiscal 2013, our transformation to a member centric company, and our objectives with respect to generation of additional liquidity. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our ability to offer merchandise and services that our customers want, including our proprietary brand products; our ability to successfully implement our Integrated Retail strategy; our ability to successfully implement initiatives to improve our liquidity through inventory management and other actions; competitive conditions in the retail and related services industries; worldwide economic conditions and business uncertainty, including the availability of consumer and commercial credit, changes in consumer confidence and spending, the impact of rising fuel prices, and changes in vendor relationships; conditions and possible limits on our access to capital markets and other financing sources, including incremental financings under the accordion feature of our domestic credit agreement and additional second lien financings, with respect to which we do not have commitments from our lenders; our ability to successfully achieve our plans to generate liquidity, reduce inventory and reduce fixed costs; whether we have possible strategic alternatives with respect to our businesses and assets that we could choose to pursue, whether we explore or pursue such alternatives, and, if so, our ability to complete any such possible strategic alternatives we are exploring, including with respect to our protection agreement business, on terms that are favorable to us, on intended timetables or at all; vendors' lack of willingness to provide acceptable payment terms or otherwise restricting financing to purchase inventory or services; the impact of seasonal buying patterns, including seasonal fluctuations due to weather conditions, which are difficult to forecast with certainty; our dependence on sources outside the United States for significant amounts of our merchandise; our extensive reliance on computer systems, including legacy systems, to implement our integrated retail strategy, process transactions, summarize results and manage our business, which may be subject to disruptions or security breaches; our reliance on third parties to provide us with services in connection with the administration of certain aspects of our business and the transfer of significant internal historical knowledge of such parties; impairment charges for goodwill and intangible assets or fixed-asset impairment for long-lived assets; our ability to attract, motivate and retain key executives and other associates; our ability to protect or preserve the image of our brands; the outcome of pending and/or future legal proceedings, including product liability claims and proceedings with respect to which the parties have reached a preliminary settlement; and the timing and amount of required pension plan funding; and other risks, uncertainties and factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available.
About Sears Holdings Corporation
Sears Holdings Corporation (NASDAQ: SHLD) is a leading integrated retailer with almost 2,500 full-line and specialty retail stores in the United States and Canada and the home of Shop Your Way, a social shopping experience where members have the ability to earn points and receive benefits across a wide variety of physical and digital formats through ShopYourWay.com. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, fitness equipment and automotive repair and maintenance. Key proprietary brands include Kenmore, Craftsman and DieHard, with a broad apparel offering, including such well-known labels as Lands' End, the Kardashian Kollection, Jaclyn Smith and Joe Boxer, as well as Sofia by Sofia Vergara and The Country Living Home Collection. We are the nation's largest provider of home services, with more than 14 million service and installation calls made annually, and have a long-established commitment to those who serve in the military through initiatives like the Heroes at Home program. We have been named the 2011 Mobile Retailer of the Year, Recipient of the 2013 ENERGY STAR® " Partner of the Year - Sustained Excellence Award" for Product Retailing and Energy Management and was named one of the Top 20 Best Places to Work for Recent Grads. Sears Holdings Corporation operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation. For more information, visit Sears Holdings' website at www.searsholdings.com. Twitter: @searsholdings || Facebook: http://www.facebook.com/SHCCareers

* * * * *

Sears Holdings Corporation
Consolidated Statements of Operations
(Unaudited)

Amounts are Preliminary and Subject to Change
	13 Weeks Ended		26 Weeks Ended
millions, except per share data	August 3, 2013	July 28, 2012	August 3, 2013	July 28, 2012
REVENUES
Merchandise sales and services	$8,871	$9,467	$17,323	$18,737
COSTS AND EXPENSES
Cost of sales, buying and occupancy	6,685	6,936	12,981	13,639
Gross margin dollars	2,186	2,531	4,342	5,098
Gross margin rate	24.6%	26.7%	25.1%	27.2%
Selling and administrative	2,291	2,437	4,509	4,882
Selling and administrative expense as a percentage of total revenues	25.8%	25.7%	26.0%	26.1%
Depreciation and amortization	187	212	378	414
Impairment charges	—	—	8	—
Gain on sales of assets	(241)	(15)	(255)	(410)
Total costs and expenses	8,922	9,570	17,621	18,525
Operating income (loss)	(51)	(103)	(298)	212
Interest expense	(59)	(65)	(120)	(131)
Interest and investment income	14	9	21	21
Other income (loss)	(1)	1	(1)	1
Income (loss) before income taxes	(97)	(158)	(398)	103
Income tax (expense) benefit	(30)	25	(21)	(42)
Net income (loss)	(127)	(133)	(419)	61
(Income) loss attributable to noncontrolling interests	(67)	1	(54)	(4)
NET INCOME (LOSS) ATTRIBUTABLE TO HOLDINGS’ SHAREHOLDERS	$(194)	$(132)	$(473)	$57

NET INCOME (LOSS) PER COMMON SHARE ATTRIBUTABLE TO HOLDINGS’ SHAREHOLDERS
Diluted earnings (loss) per share	$(1.83)	$(1.25)	$(4.46)	$0.54
Diluted weighted average common shares outstanding	106.1	105.9	106.1	106.1

Sears Holdings Corporation
Condensed Consolidated Balance Sheets

Amounts are Preliminary and Subject to Change
	(Unaudited)

millions	August 3, 2013	July 28, 2012	February 2, 2013
ASSETS
Current assets
Cash and cash equivalents	$671	$730	$609
Restricted cash	10	8	9
Accounts receivable	641	569	635
Merchandise inventories	7,708	8,653	7,558
Prepaid expenses and other current assets	470	385	454
Total current assets	9,500	10,345	9,265
Property and equipment, net	5,786	6,341	6,053
Goodwill	379	841	379
Trade names and other intangible assets	2,864	2,907	2,881
Other assets	749	749	762
TOTAL ASSETS	$19,278	$21,183	$19,340

LIABILITIES
Current liabilities
Short-term borrowings	$1,756	$1,176	$1,094
Current portion of long-term debt and capitalized lease obligations	75	154	83
Merchandise payables	2,903	3,088	2,761
Other current liabilities	2,435	2,742	2,683
Unearned revenues	925	962	931
Other taxes	484	535	480
Short-term deferred tax liabilities	382	515	382
Total current liabilities	8,960	9,172	8,414
Long-term debt and capitalized lease obligations	1,911	1,970	1,943
Pension and postretirement benefits	2,539	2,582	2,730
Other long-term liabilities	2,081	2,124	2,126
Long-term deferred tax liabilities	963	839	955
Total Liabilities	16,454	16,687	16,168
EQUITY
Total Equity	2,824	4,496	3,172
TOTAL LIABILITIES AND EQUITY	$19,278	$21,183	$19,340

Total common shares outstanding	106.5	106.5	106.4

Sears Holdings Corporation
Segment Results
(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended August 3, 2013
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$3,168	$4,783	$920	$8,871

Cost of sales, buying and occupancy	2,459	3,544	682	6,685
Gross margin dollars	709	1,239	238	2,186
Gross margin rate	22.4%	25.9%	25.9%	24.6%

Selling and administrative	747	1,301	243	2,291
Selling and administrative expense as a percentage of total revenues	23.6%	27.2%	26.4%	25.8%
Depreciation and amortization	33	129	25	187
Gain on sales of assets	(15)	(45)	(181)	(241)
Total costs and expenses	3,224	4,929	769	8,922
Operating income (loss)	$(56)	$(146)	$151	$(51)

Number of:
Kmart Stores	1,195	—	—	1,195
Full-Line Stores	—	791	118	909
Specialty Stores	—	50	343	393
Total Stores	1,195	841	461	2,497

	13 Weeks Ended July 28, 2012
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$3,374	$5,062	$1,031	$9,467

Cost of sales, buying and occupancy	2,586	3,611	739	6,936
Gross margin dollars	788	1,451	292	2,531
Gross margin rate	23.4%	28.7%	28.3%	26.7%

Selling and administrative	763	1,389	285	2,437
Selling and administrative expense as a percentage of total revenues	22.6%	27.4%	27.6%	25.7%
Depreciation and amortization	38	149	25	212
Gain on sales of assets	(9)	(5)	(1)	(15)
Total costs and expenses	3,378	5,144	1,048	9,570
Operating loss	$(4)	$(82)	$(17)	$(103)

Number of:
Kmart Stores	1,261	—	—	1,261
Full-Line Stores	—	814	122	936
Specialty Stores	—	1,282	369	1,651
Total Stores	1,261	2,096	491	3,848

Sears Holdings Corporation
Segment Results
(Unaudited)

Amounts are Preliminary and Subject to Change

	26 Weeks Ended August 3, 2013
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$6,271	$9,290	$1,762	$17,323

Cost of sales, buying and occupancy	4,857	6,837	1,287	12,981
Gross margin dollars	1,414	2,453	475	4,342
Gross margin rate	22.5%	26.4%	27.0%	25.1%

Selling and administrative	1,460	2,556	493	4,509
Selling and administrative expense as a percentage of total revenues	23.3%	27.5%	28.0%	26.0%
Depreciation and amortization	66	262	50	378
Impairment charges	—	8	—	8
Gain on sales of assets	(28)	(46)	(181)	(255)
Total costs and expenses	6,355	9,617	1,649	17,621
Operating income (loss)	$(84)	$(327)	$113	$(298)

Number of:
Kmart Stores	1,195	—	—	1,195
Full-Line Stores	—	791	118	909
Specialty Stores	—	50	343	393
Total Stores	1,195	841	461	2,497

	26 Weeks Ended July 28, 2012
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$6,789	$10,000	$1,948	$18,737

Cost of sales, buying and occupancy	5,151	7,098	1,390	13,639
Gross margin dollars	1,638	2,902	558	5,098
Gross margin rate	24.1%	29.0%	28.6%	27.2%

Selling and administrative	1,515	2,804	563	4,882
Selling and administrative expense as a percentage of total revenues	22.3%	28.0%	28.9%	26.1%
Depreciation and amortization	71	292	51	414
Gain on sales of assets	(14)	(233)	(163)	(410)
Total costs and expenses	6,723	9,961	1,841	18,525
Operating income	$66	$39	$107	$212

Number of:
Kmart Stores	1,261	—	—	1,261
Full-Line Stores	—	814	122	936
Specialty Stores	—	1,282	369	1,651
Total Stores	1,261	2,096	491	3,848

Sears Holdings Corporation
Adjusted EBITDA

Amounts are Preliminary and Subject to Change
	13 Weeks Ended
	August 3, 2013				July 28, 2012
millions	Kmart	Sears Domestic	Sears Canada	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating income (loss) per statement of operations	$(56)	$(146)	$151	$(51)	$(4)	$(82)	$(17)	$(103)
Depreciation and amortization	33	129	25	187	38	149	25	212
Gain on sales of assets	(15)	(45)	(181)	(241)	(9)	(5)	(1)	(15)
Before excluded items	(38)	(62)	(5)	(105)	25	62	7	94

Closed store reserve and severance	8	2	—	10	8	8	2	18
Domestic pension expense	—	40	—	40	—	41	—	41
Adjusted EBITDA	$(30)	$(20)	$(5)	$(55)	$33	$111	$9	$153

SHO separation	—	—	—	—	—	(37)	—	(37)
Adjusted EBITDA as defined	$(30)	$(20)	$(5)	$(55)	$33	$74	$9	$116
% to revenues	(0.9)%	(0.4)%	(0.5)%	(0.6)%	1.0%	1.7%	0.9%	1.3%

	26 Weeks Ended
	August 3, 2013				July 28, 2012
millions	Kmart	Sears Domestic	Sears Canada	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating income (loss) per statement of operations	$(84)	$(327)	$113	$(298)	$66	$39	$107	$212
Depreciation and amortization	66	262	50	378	71	292	51	414
Gain on sales of assets	(28)	(46)	(181)	(255)	(14)	(233)	(163)	(410)
Before excluded items	(46)	(111)	(18)	(175)	123	98	(5)	216

Closed store reserve and severance	16	5	2	23	11	39	2	52
Domestic pension expense	—	81	—	81	—	82	—	82
Impairment charges	—	8	—	8	—	—	—	—
Adjusted EBITDA	$(30)	$(17)	$(16)	$(63)	$134	$219	$(3)	$350

SHO separation	—	—	—	—	—	(74)	—	(74)
Adjusted EBITDA as defined	$(30)	$(17)	$(16)	$(63)	$134	$145	$(3)	$276
% to revenues	(0.5)%	(0.2)%	(0.9)%	(0.4)%	2.0%	1.7%	(0.2)%	1.6%

Sears Holdings Corporation
Adjusted Earnings per Share

Amounts are Preliminary and Subject to Change

	13 Weeks Ended August 3, 2013
		Adjustments
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve and Severance	Gain on Sales of Assets	Tax Matters	As Adjusted
Gross margin impact	$2,186	$—	$7	$—	$—	$2,193
Selling and administrative impact	2,291	(40)	(3)	—	—	2,248
Depreciation and amortization impact	187	—	(1)	—	—	186
Gain on sales of assets impact	(241)	—	—	235	—	(6)
Operating loss impact	(51)	40	11	(235)	—	(235)
Income tax expense impact	(30)	(15)	(4)	89	65	105
Income attributable to noncontrolling interest impact	(67)	—	—	88	—	21
After tax and noncontrolling interest impact	(194)	25	7	(58)	65	(155)
Diluted loss per share impact	$(1.83)	$0.24	$0.07	$(0.55)	$0.61	$(1.46)

	13 Weeks Ended July 28, 2012
		Adjustments
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve and Severance	Mark-to-Market Gains	As Adjusted - Reported	SHO Separation	As Adjusted(1)
Gross margin impact	$2,531	$—	$—	$—	$2,531	$(160)	$2,371
Selling and administrative impact	2,437	(41)	(18)	—	2,378	(124)	2,254
Depreciation and amortization impact	212	—	(7)	—	205	(2)	203
Operating loss impact	(103)	41	25	—	(37)	(34)	(71)
Other income impact	1	—	—	(1)	—	(1)	(1)
Income tax benefit impact	25	(15)	(9)	—	1	14	15
After tax and noncontrolling interest impact	(132)	26	16	(1)	(91)	(21)	(112)
Diluted loss per share impact	$(1.25)	$0.25	$0.15	$(0.01)	$(0.86)	$(0.20)	$(1.06)
(1) Adjusted to reflect the results of the Sears Hometown and Outlet businesses that were included in our results of operations prior to the separation.

Sears Holdings Corporation
Adjusted Earnings per Share

Amounts are Preliminary and Subject to Change

	26 Weeks Ended August 3, 2013
		Adjustments
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve, Store Impairments and Severance	Gain on Sales of Assets	Tax Matters	As Adjusted
Gross margin impact	$4,342	$—	$15	$—	$—	$4,357
Selling and administrative impact	4,509	(81)	(8)	—	—	4,420
Depreciation and amortization impact	378	—	(2)	—	—	376
Impairment charges impact	8	—	(8)	—	—	—
Gain on sales of assets impact	(255)	—	—	235	—	(20)
Operating loss impact	(298)	81	33	(235)	—	(419)
Income tax expense impact	(21)	(30)	(13)	89	170	195
Income attributable to noncontrolling interest impact	(54)	—	(1)	88	—	33
After tax and noncontrolling interest impact	(473)	51	19	(58)	170	(291)
Diluted loss per share impact	$(4.46)	$0.49	$0.18	$(0.55)	$1.60	$(2.74)

	26 Weeks Ended July 28, 2012
		Adjustments
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve and Severance	Gain on Sales of Assets	Tax Matters	As Adjusted - Reported	SHO Separation	As Adjusted(1)
Gross margin impact	$5,098	$—	$—	$—	$—	$5,098	$(319)	$4,779
Selling and administrative impact	4,882	(82)	(52)	—	—	4,748	(246)	4,502
Depreciation and amortization impact	414	—	(7)	—	—	407	(5)	402
Gain on sales of assets impact	(410)	—	—	386	—	(24)	—	(24)
Operating income impact	212	82	59	(386)	—	(33)	(68)	(101)
Income tax expense impact	(42)	(31)	(22)	145	(37)	13	27	40
Income attributable to noncontrolling interest impact	(4)	—	—	8	—	4	—	4
After tax and noncontrolling interest impact	57	51	37	(233)	(37)	(125)	(42)	(167)
Diluted earnings per share impact	$0.54	$0.48	$0.35	$(2.20)	$(0.35)	$(1.18)	$(0.40)	$(1.58)
(1) Adjusted to reflect the results of the Sears Hometown and Outlet businesses that were included in our results of operations prior to the separation.